Exhibit 4.2

CERTIFICATE OF ELIMINATION

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

NOVELOS THERAPEUTICS, INC.

(Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware)

Novelos Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

FIRST: The certain Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of Novelos Therapeutics, Inc. (the “Series E Certificate of Designations”) filed on February 11, 2009 and constituting part of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 735 shares of a series of the Corporation’s Preferred Stock, par value $.00001 per share (the “Preferred Stock”), designated Series E Convertible Preferred Stock (the “Series E Preferred Stock”).

SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED: That no shares of the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) are outstanding, and that no shares of Series E Preferred Stock will be issued subject to the Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of Novelos Therapeutics, Inc. (the “Series E Certificate of Designations”);

RESOLVED: That all matters set forth in the Series E Certificate of Designations with respect to the Series E Preferred Stock be eliminated from the Corporation’s Amended and Restated Certificate of Incorporation, as amended; and

RESOLVED: That the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Series E Certificate of Designations with respect to the Series E Preferred Stock.

THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Series E Certificate of Designations with respect to the Series E Preferred Stock are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 6th day of April, 2011.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Name:	Harry S. Palmin
Title:	President and Chief Executive Officer